   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2000

                                                      REGISTRATION NO. 333-39362

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                             BANK MUTUAL CORPORATION
             (Exact name of Registrant as specified in its charter)
                               ------------------

         WISCONSIN                              6035                         39-2004336
(State or other jurisdiction         (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)    Classification Code Number)          Identification No.)


                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
               (Address, including ZIP Code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             MICHAEL T. CROWLEY, JR.
                               MUTUAL SAVINGS BANK
                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                   COPIES TO:

    KENNETH V. HALLETT                              KENNETH R. LEHMAN
    QUARLES & BRADY LLP                        LUSE LEHMAN GORMAN POMERENK
 411 EAST WISCONSIN AVENUE                & SCHICK, A PROFESSIONAL CORPORATION
MILWAUKEE, WISCONSIN 53202               5335 WISCONSIN AVENUE, N.W., SUITE 400
      (414) 277-5000                             WASHINGTON, D.C. 20015
                                                     (202) 274-2000
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement became effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following
box. [   ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ] 333-39362

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[   ]

This Post-Effective Amendment is filed solely to file additional exhibits to the registration statement. Exhibit 1.1 is filed new, as the earlier version filed was a "form of" that agreement. Exhibit 4.2 corrects a typographical error in section 2.5(g) in an earlier EDGAR filing. In both cases, these documents were correctly described in the form of prospectus which was previously filed, and this amendment does not affect disclosure in the prospectus.


                                     PART II

ITEM 26.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post- Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brown Deer, State of Wisconsin, on September 19,


                           BANK MUTUAL CORPORATION (Registrant)

                  By:      /s/  Michael T. Crowley, Jr.
                           -----------------------------------------------------
                           Michael T. Crowley, Jr.
                           Chairman and Chief Executive Officer - designate of Bank Mutual Corporation

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

                  SIGNATURE                                                   TITLE

  /s/ Michael T. Crowley, Jr.                                 President and Chief Executive Officer;
-----------------------------------------------------
Michael T. Crowley, Jr.                                       Director

  /s/ Eugene H. Maurer, Jr.                                   Senior Vice President and Chief Financial Officer
-----------------------------------------------------
Eugene H. Maurer, Jr.                                         (principal financial officer)

  /s/ Marlene M. Scholz                                       Controller (principal accounting officer)
-----------------------------------------------------
Marlene M. Scholz

  THOMAS H. BUESTRIN**                                        Director
-----------------------------------------------------
Thomas H. Buestrin

  MICHAEL T. CROWLEY, SR.**                                   Director
-----------------------------------------------------
Michael T. Crowley, Sr.

  R.W. DWYER, JR.**                                           Director
-----------------------------------------------------
R.W. Dwyer, Jr.

  HERBERT W. ISERMANN**                                       Director
-----------------------------------------------------
Herbert W. Isermann

  WILLIAM J. MIELKE**                                         Director
-----------------------------------------------------
William J. Mielke

  DAVID J. ROLFS**                                            Director
-----------------------------------------------------
David J. Rolfs


*Each of the above signatures is affixed as of September 19, 2000. Capacities indicated are with Mutual Savings Bank, which is forming Bank Mutual Corporation pursuant to the Plan of Reorganization.



** By /s/ Michael T. Crowley, Jr.
     ---------------------------------------
     Michael T. Crowley, Jr., attorney-in-fact

                                   BANK MUTUAL
                       ("BANK MUTUAL" OR THE "REGISTRANT")

                                  EXHIBIT INDEX
                                       TO
                         FORM S-1 REGISTRATION STATEMENT

         The following exhibits are filed with or incorporated by reference in this Registration Statement:




EXHIBIT      DESCRIPTION                                                  INCORPORATED HEREIN      PREVIOUSLY          FILED
                                                                            BY REFERENCE TO           FILED          HEREWITH

1.1          Agency Agreement between Mutual Savings                                                                    X
             Bank and Ryan Beck dated as of September 8, 2000
1.2(a)       Agreement between Mutual Savings Bank and                                                  X
             Ryan, Beck & Co. executed February 3, 2000
1.2(b)       Confirming amendment thereto dated June                                                    X
             14, 2000
2.1          Plan of Restructuring from Mutual Savings                                                  X
             Bank to Mutual Holding Company of Mutual
             Savings Bank, as amended and restated
             July 31, 2000*
2.2          Agreement and Plan of Merger, dated as of                                                  X
             February 21, 2000, by and among Mutual
             Savings Bank, OV Corp. and First Northern
             Capital Corporation*
3(i)         Charter of Bank Mutual                                                                     X
3(ii)        Bylaws of Bank Mutual                                                                      X
4.1          Charter of Bank Mutual                                      Exhibit 3(i) above
4.2          Stock Issuance Plan of Mutual Savings,                                                                     X
             as amended and restated July 31, 2000
4.3          Plan of Restructuring                                       Exhibit 2.1 above
5.1          Opinion of Quarles & Brady LLP as to the                                                   X
             legality of the securities being
             registered
8.1          Opinion of Quarles & Brady LLP as to the                                                   X
             tax consequences of the transaction

10.1         Mutual Savings Benefit Restoration Plan                                                    X
10.2         Mutual Savings' Outside Directors'                                                         X
             Retirement Plan

EXHIBIT      DESCRIPTION                                   INCORPORATED HEREIN      PREVIOUSLY          FILED
                                                             BY REFERENCE TO           FILED          HEREWITH
10.3         Mutual Savings Executive Excess Benefit                                     X
             Plan
10.4         Agreement regarding deferred compensation                                   X
             Agreement dated May 16, 1988 between
             Mutual Savings and Michael T. Crowley, Sr.
10.5(a)      Employment Agreement between Mutual                                         X
             Savings and Michael T. Crowley Jr.
10.5(b)      Amendment thereto dated February 17, 1998                                   X
10.6(a)      Employment Agreement between Mutual                                         X
             Savings and Michael T. Crowley, Sr. dated
             December 31, 1993
10.6(b)      Amendment thereto dated February 17, 1998                                   X
10.7         Form of Employment Agreements of other                                      X
             Mutual Savings executive officers
23.1         Consent of Ernst & Young LLP, Mutual                                        X
             Savings' independent accountants
23.2         Consent of Wipfli Ullrich Bertelson LLP,                                    X
             First Northern's independent accountants
23.3         Consents of Quarles & Brady LLP             Contained in Exhibits
                                                         5.1 and 8.1
23.4         Consent of RP Financial, appraiser                                          X
23.5         Consent of Michael Meeuwsen, named as a                                     X
             prospective director
23.6         Consent of Ernst & Young LLP, First         Contained in Exhibit
             Northern's former independent accountants   23.1
24.1         Powers of Attorney                          On Signatures page
27.1         Financial Data Schedule                                                     X
99.1(a)      RP Financial Appraisal as of June 9, 2000**                                 X
99.1(b)      RP Financial Appraisal Update as of
             August 25, 2000**                                                           X
99.2         Marketing Materials, including                                              X
             Q&A brochure and share order form


------------------


* Without exhibits or schedules, which will be furnished to the Commission upon request.
** Portions of this exhibit have been filed via EDGAR. The registrant has filed the balance of the exhibit in paper form, pursuant to a continuing hardship request.









                                      EI-2